Exhibit 99.1

Update on Fund Objectives
October 30, 2009

Dear Members:

Over the course of the past several months, we have written to you about the overall strategy of the IMH Secured Loan Fund (the “Fund”) as well as the near-term objectives we have been pursuing as we steer the Fund through this still-volatile market environment.

In our May letter to members, we summarized the specific ways in which we have worked diligently to follow through on our commitment to position the Fund favorably amidst the ongoing economic turmoil. We continue to dedicate our daily activities to exploring and applying the most effective ways for the Fund to capitalize on its structure, its ability to provide seller financing, to maintain and protect current properties, and most importantly to provide liquidity to investors.

In our August correspondence, we reported on the progress we were making on that commitment. We reported then on the “four primary and near-term objectives” that guide IMH’s activities in support of this overarching strategy.

We are writing now to update you on our progress toward meeting these near-term objectives. Here, for your reference and convenience, are those objectives (as summarized in italics) as we presented them in August, followed by an update on each:

1)
Our first objective is to insure that the Fund maintains sufficient cash to cover all construction obligations. Our decision to change the manner in which we send distributions to Fund members, to coincide with future liquidity events, has helped us to meet this objective. Because we have taken this and various other deliberate steps to meet what we now view as manageable and diminishing obligations, we believe that we have addressed effectively any such contingent or unfunded obligations to borrowers from the Fund.

We are pleased to report that although various non-construction expenses still exist, the Fund has now fully satisfied all of its construction commitments. This fact bears several positive implications: in addition to satisfying the Fund’s contractual obligations to its borrowers, in many instances it also enables the collateral projects to be brought to completion, thereby potentially accelerating the exit strategy — to sell the finished properties involved and/or the loans collateralized by such properties.

2)
Our second objective is to retain sufficient cash reserves in the Fund to complete improvements to portfolio assets and take appropriate actions to preserve and enhance value. We believe that by implementing a program to finish improvements on select partially improved assets in the Fund’s portfolio, we will increase their value as well as their future salability. This will require that the Fund maintain sufficient cash reserves for this purpose, as well as to cover various expenses associated with enforcement and property ownership.

We believe we have made meaningful progress toward meeting this objective as well. In addition to physical management of the Fund’s hard assets, we continue to work diligently on fiscal management of the Fund’s monetary assets. Our daily decisions help us to insure that the Fund maintains adequate cash reserves to underwrite the expenses associated with loan enforcement and property ownership, as well as the expenditures necessary for preservation and value enhancement of portfolio assets. This process involves continually assessing the portfolio, determining on an asset-by-asset basis the cost/benefit of any such requisite actions and the corresponding allocation of capital.

3)
Our third objective is to commence periodic distributions and/or to begin returning investor capital. We would like to reaffirm our commitment to making distributions to members as soon as liquidity events allow. We believe that as the market disorder diminishes and a recovery starts to gain momentum, we will be able to generate appreciable liquidity in the Fund. At that point, and after accounting for the amount of liquidity needed to honor the Fund’s ongoing obligations, we expect to be able to commence distributions and to begin returning investor capital. Our target date is the end of the year.

We believe we are in the process of positioning the Fund and its assets to benefit from future market-related events and/or third-party actions (buyers buying — lenders lending). Yet, short of selling assets at depressed prices, there is a limited amount of liquidity available in the market environment at this time. Accordingly, we cannot guarantee the amount or control the timing of such occurrences. In the context of continued uncertainty in the financial markets generally, and in the real estate and mortgage sectors specifically, we are exploring all options on behalf of the Fund to create liquidity for the Fund and its members.

4)
Our fourth objective is to protect the value of the Fund. Despite the tidal wave of uncertainty and anxiety that has inundated financial and real estate markets, we have remained steadfast in our commitment to not engage in panicked selling. Others have found it necessary to sell assets indiscriminately in hopes of achieving whatever liquidity they can in the current environment. As the recent mark-to-market analysis helped to further illustrate, absent seller desperation, now is not the time to act with such irrationality.

The Fund need not be a forced seller in a market already crowded with distressed assets. Moving precipitously to dispose of Fund assets immediately would not only erode value, it would completely eliminate some of the Fund’s most important strengths and competitive advantages. Yet, while it is universally known that now is not an advantageous time to be a seller, we have been able to strategically sell some assets in this market, including one in which we have provided seller financing. Most importantly, we have not been forced to do so at fire-sale terms.

The IMH Secured Loan Fund provides substantial detail about portfolio activity and the financial status of the Fund in its filings with the Securities and Exchange Commission (SEC). In accordance with SEC requirements, we expect to submit Form 10-Q for the IMH Secured Loan Fund on or before November 15, 2009, as of and for the quarter ended September 30, 2009.

We believe that the continuing economic downturn, which has been characterized as “the Great Recession,” is likely to look more like a “W” than a “V.” That is, given the still increasing rate of unemployment, the growing number of foreclosures, and the expected decline in commercial real estate values, there are likely to be several peaks and valleys in the economy, drawn out over the next several quarters. Currently in the U.S., approximately twelve percent of all residential loans are either late on payment or in foreclosure, and that percentage is expected to increase in the months ahead.

This period of economic uncertainty has been — and will likely continue to be — marked by the number of banks that have failed and by the likelihood that many more will fall short as they struggle to balance their ledgers. 101 banks have already failed this year to date, and, according to Bloomberg.com, “A total of 416 banks with combined assets of $299.8 billion failed the Federal Deposit Insurance Corp.’s grading system for asset quality, liquidity and earnings, the most since June 1994.” We expect that the number of bank failures will increase substantially over the next several quarters as the impact of the next round of “mark-to-market” hits bank balance sheets.

The subject of intense debate in the financial community, “mark-to-market” has everything to do with a specific accounting rule and far less to do with quality of the underlying asset being “marked.” This accounting requirement has already had a devastating impact on banks: for many, crippling their ability to lend, for others forcing them to close their doors entirely. The continued application of mark-to-market in the financial sector will likely not only multiply the number of bank failures but also further intensify the downward pressure on real estate values, as banks are forced to sell assets in order to raise capital and shore up their balance sheets. These pressures will also likely cause banks to resist lending until this compression in the marketplace eases.

In view of these issues, coupled with the continuing increase in job losses, we believe that some of the positive trends, such as the recent up-tick in the stock market, may not be sustainable. These tenuous circumstances are, in our view, likely to prolong the period before recovery — both nationally and globally. We would also like to make clear that, similar to the banks, the Fund may be subjected to ongoing asset valuation adjustments. However, we would also like to underscore that we believe that the Fund, by virtue of its unleveraged structure, is better positioned to meet the challenges resulting from current market conditions, allowing it to resist joining the banks as a forced seller of portfolio assets in this still-volatile environment.

Despite these and other uncertainties regarding the economy, we maintain our resolve to focus on rigorous analysis of the marketplace, and we will continue to act in a prudent manner to seek to protect each member’s interest in the Fund, ever mindful of the financial pressures that Fund members face every day. As we underscored in our most recent correspondence with you, we believe that by combining thorough due diligence with strategic positioning and a reasonable amount of patience, the Fund can capitalize on its competitive advantages. We believe that adhering to measured analysis will increase the probability of maximizing asset value and eventual disposition at favorable prices.

We will continue to communicate with you regularly and provide you with accurate information and updates on the IMH Secured Loan Fund.

My very best,

Shane Albers
Chairman and CEO

The IMH Secured Loan Fund, LLC is a public reporting entity, filing regularly with the SEC. For additional financial and other important information pertaining to the Fund, individuals can visit www.sec.gov and reference CIK #1397403.

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information.  When used in this document, the words “likely,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “seek,” “will,” “principals,” and “philosophies” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions.  Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements.  For a detailed description of cautionary factors that may affect our future results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q.  Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.